Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                              Washington, DC 20036


ARTHUR C. DELIBERT
(202) 778-9042
DELIBEAC@KL.COM

                                 April 25, 2000


Legg Mason Income Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

         Legg Mason Income Trust, Inc. (the "Corporation") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated April 28, 1987. You have requested our opinion as to certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the Primary Class and Navigator Class shares of common stock of the Legg Mason U.S. Government Intermediate-Term Portfolio, Legg Mason Investment Grade Income Portfolio, and Legg Mason High Yield Portfolio and shares of common stock of the Legg Mason U.S. Government Money Market Portfolio series of the Corporation issued during the time that Post-Effective Amendment No. 31 to the Corporation's Registration Statement is effective. This opinion terminates with respect to any class or series of the Corporation on the earlier of May 1, 2001 or the effective date of a registration statement that purports to register shares of the same class or series set forth herein.

         We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined certified copies of the Articles of Incorporation and By-Laws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Corporation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that, when sold in accordance with the Corporation's Articles of Incorporation, By-Laws and the terms contemplated by Post-Effective Amendment No. 31 to the Corporation's Registration Statement, the Shares will have been legally issued, fully paid and nonassessable by the Corporation.

         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 31 to the Corporation's Registration Statement on Form N-1A (File No. 33-12092) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                         Sincerely,

                                         KIRKPATRICK & LOCKHART LLP



                                        /s/ Kirkpatrick & Lockhart LLP